Exhibit 99.B(d)(16)(vi)

ING Life Insurance and Annuity Company

151 Farmington Avenue, TS41, Hartford, CT  06156-8975

October 1, 2006

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated December 16, 2002, as amended, between ING Life Insurance and Annuity Company and JPMorgan Asset Management (U.K.) Limited, (the “Sub-Advisory Agreement”) the sub-advisory fee for ING JPMorgan International Portfolio (the “Portfolio”) was reduced June 1, 2006, and further reduced
October 1, 2006.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from October 1, 2006 through and including May 1, 2008. The Reduction shall be calculated as follows:

Reduction = 50% x (sub-advisory fee on 5/31/06 - sub-advisory fee on 10/1/06)

This Agreement supercedes the June 1, 2006 letter agreement between ING Life Insurance and Annuity Company and ING Partners, Inc. The old and new fee schedules to the Sub-Advisory Agreement are attached. Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
ING Life Insurance and Annuity Company

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President